Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Elite Education Group International Limited:

We consent to the inclusion in the foregoing Registration Statement of Elite Education Group International Limited and its subsidiaries (collectively the “Company”) on the Form F-1 of our report dated on April 3, 2020 (except for Note 2 with regard to Restatement as to which the date is October 9, 2020, and for Note 9, 10 and 13 for the Retroactive adjustment for reverse stock split as to which the date is November 2, 2020), relating to our audits of the accompanying consolidated balance sheets of the Company as of September 30, 2019 and 2018, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the two years in the period ended September 30, 2019.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

December 14, 2020